For additional information, contact:
The Marcus Corporation
Investors: Douglas A. Neis, CFO and Treasurer
(414) 905-1100
Media: Marilyn Vollrath, Vollrath Associates
(262) 240-2400
La Quinta Corporation
Media: Teresa Ferguson
(214) 492-6937

THE MARCUS CORPORATION TO SELL
LIMITED-SERVICE LODGING DIVISION TO LA QUINTA CORPORATION

Milwaukee, Wis., July 15, 2004…..The Marcus Corporation (NYSE:MCS) today announced that it has signed a definitive agreement for the sale of its limited-service lodging division to La Quinta Corporation (NYSE: LQI). The total cash purchase price of the transaction is approximately $395 million, excluding certain joint ventures and subject to certain adjustments.

La Quinta Corporation, a leading limited-service lodging company based in Dallas, Texas, will purchase The Marcus Corporation’s Baymont Inns & Suites, Woodfield Suites and Budgetel Inns brands. La Quinta® will purchase the real estate and will assume the operation of the company-owned and operated properties and the Baymont franchise system. The transaction is expected to close later this summer or early fall, subject to customary closing conditions, consents and approvals.

The Marcus Corporation’s limited service lodging division includes 178 Baymont Inns & Suites in 32 states, of which 84 are franchised and 94 are company-owned or operated; seven company-owned Woodfield Suites in Illinois, Wisconsin, Colorado, Ohio and Texas; and one company-owned Budgetel Inn in Wisconsin. For the last 12 months ended February 26, 2004, the limited-service lodging division contributed revenues of $126.2 million, or 31%, of The Marcus Corporation’s consolidated revenues and operating income of $12.4 million, or 21%, of the company’s consolidated operating income, excluding corporate items. Operating income as reported includes $19.2 million of depreciation and amortization and includes divisional and corporate overhead allocations.

“Over the past five years, we have successfully established the Baymont Inns & Suites brand in the mid-price segment of the lodging industry. We have built the brand and the infrastructure. Now, Baymont Inns & Suites is ready to move to the next level. La Quinta Corporation is a highly respected, successful leader in limited-service lodging. The company is an experienced owner, operator and franchisor that has the systems and the financial strength to continue to grow this business,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation. “We believe this step is in the best long-term interest of everyone involved with The Marcus Corporation – our associates, franchisees, guests and shareholders.”

La Quinta Corporation owns, operates or franchises more than 370 La Quinta Inns and La Quinta Inn & Suites in 33 states. “La Quinta Corporation has much in common with our limited-service lodging division. Both companies focus on providing a comfortable stay, popular amenities, excellent service and overall value, and have a large ownership interest in their hotels. La Quinta Corporation plans to maintain and grow Baymont Inns & Suites as a top-quality limited-service lodging brand. For all of these reasons, we believe the sale of our limited-service lodging business to this growth-oriented industry leader is a logical next step that provides opportunities for our associates and franchisees, as well as additional benefits for our guests,” said Marcus.

“The sale is consistent with our commitment to maximizing long-term shareholder value. It also confirms the underlying value of our real estate holdings and the wisdom of our philosophies to own the majority of our real estate and to manage for the long term,” said Marcus.

Marcus said the company’s Board of Directors and management will evaluate potential uses of the proceeds from the sale. “We will be actively evaluating potential growth opportunities in our two remaining divisions, Marcus Theatres and Marcus Hotels and Resorts, as well as other potential investments and uses of the funds. We believe the addition of this significant amount of capital opens the doors to many opportunities to expand our remaining businesses and to further enhance shareholder value,” said Marcus.

Marcus anticipates a seamless transition for the company’s guests. “The summer months are our busiest period. We are committed to maintaining our high standards of quality and service during the changeover period,” said Marcus. He added that the company’s 350,000 members of its Guest Ovations™ frequent stay program will continue to accumulate and use their Ovations points and will ultimately be able to use their points in the La Quinta Returns® loyalty program.

-more-

Marcus said the sale will not affect the majority of Baymont Inns & Suites associates, particularly those working at individual properties. “Although the final impact of the sale on associates in our corporate office will be determined over the next several weeks, our goal is to minimize the number of positions lost as a result of this transaction,” said Marcus.

“We are very proud of all of our Baymont Inns & Suites, Woodfield Suites and Budgetel Inn associates and franchisees. Together, we have built a successful business that will continue to grow and prosper as part of the La Quinta Corporation family,” said Marcus.

The Marcus Corporation entered the limited-service lodging business in 1974 with the opening of its first Budgetel Inn in Oshkosh, Wis. Over the next 25 years, Budgetel became a leader in the economy segment of the lodging industry. In January 1999, The Marcus Corporation changed the name of Budgetel Inns to Baymont Inns & Suites to better reflect the chain’s quality and amenities. The company moved Baymont Inns & Suites into the mid-price segment by re-imaging many of its properties, expanding amenities to include a lobby breakfast, Guest Ovations™ loyalty program, Ovations Rooms™ and a 110% Satisfaction Guarantee, and developing the infrastructure to support the brand. Baymont Inns & Suites has been nationally recognized for its overall value and amenities for business travelers. The company also developed the Woodfield Suites concept and opened its first Woodfield Suites in 1992.

Goldman Sachs & Co. is serving as the financial advisor to The Marcus Corporation. Foley & Lardner is the company's legal advisor for the transaction.

Conference Call
Marcus Corporation management will host a conference call today, July 15, 2004, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss this news release. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 913-981-4900. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, July 22, 2004 by dialing 719-457-0820 and entering the passcode 325710. The Webcast of the conference call will be archived on the company’s Web site until Thursday, July 22, 2004.

About The Marcus Corporation
Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The company’s limited-service lodging division operates or franchises 178 Baymont Inns & Suites in 32 states, seven Woodfield Suites in Illinois, Wisconsin, Colorado, Ohio and Texas and one Budgetel Inn in Wisconsin. Marcus Theatres® owns or manages 488 screens at 45 locations in Wisconsin, Ohio, Illinois and Minnesota, and one family entertainment center in Wisconsin. Marcus Hotels and Resorts owns or manages 11 hotels and resorts in Wisconsin, California, Minnesota, Missouri and Texas, and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

About La Quinta Corporation
La Quinta Corporation is a leading limited-service lodging company providing guests with clean and comfortable rooms at affordable prices in convenient locations. La Quinta is one of the largest owner/operators of limited-service hotels in the United States. To expand its presence, the company introduced an innovative franchising program in 2001. Through its La Quinta brands, the company owns, operates or franchises more than 370 La Quinta Inns and La Quinta Inn & Suites in 33 states. From its origins in San Antonio, Texas, La Quinta has been serving both business and leisure travelers in the limited-service lodging segment for over 30 years. The company is headquartered in Dallas, Texas. For more information, visit the company’s web site at www.LQ.com.

Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to successfully complete the proposed transaction to sell the limited-service lodging division; (ii) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (iii) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (iv) the effects of adverse economic conditions in our markets, particularly with respect to our limited-service lodging and hotels and resorts divisions; (v) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (vi) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (vii) the effects of competitive conditions in the markets served by us; (viii) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (ix) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

#  #  #